Exhibit 10.18

LEASE

AGREEMENT OF LEASE made this 25th day of January, between C.P.O.C. REALTY, AN ILLINOIS LIMITED LIABILITY CORPORATION, C/O WELSH COMPANIES FL., INC., as agent for OWNER, (hereinafter referred to as “Landlord”) and CERTIFIED DIABETIC SERVICES, INC., A DELAWARE CORPORATION (hereinafter referred to as “Tenant”).

The following Schedule (the “Schedule”) is an integral part of this Lease, as are all of the Exhibits referred to in this Lease. The Schedule, the Exhibits, and the numbered paragraphs of this Lease, collectively, contain the terms and conditions of the Lease Agreement between the Landlord and Tenant.

SCHEDULE

1.	Name of Tenant: Certified Diabetic Services, Inc.
2.	Tenant’s address for notices before possession date: 3030 S. Horseshoe Drive, Suite 100.
3.	Area being leased (“Demised Premises”): 3030 S. Horseshoe Drive, Suite 100-200.
4.	Net Rentable Square Feet in Demise premises: 10,490 sq ft.
5.	Tenant’s use of Demised Premises: Administrative Offices and Related Shipping, Etc.
6.	Base Rent (per year for the First year): $68,726.60 plus sales tax.
7.	Monthly Installments of Base Rent for the First year: $5,727.22 plus sales tax.
8.	Price per square foot for the First year: $6.55 per sq. ft.
9.	Escalations: CPI min 3% 1 max 4% annually.
10.	Due at signing: Security Deposit ($5,727.22).
11.	Tenant’s Proportionate Share of Building: 31.2%.
12.	Security Deposit payable on execution of Lease: One (1) month’s base rent ($5,727.22).
13.	Tenant’s Real Estate Broker used for this lease: N/A.
14.	Tenant improvements, if any: $7,000.00 allowance.
15.	Commencement Date: June 1, 2002
16.	Term: Five (5) years.
17.	Renewal Option: One (1) Five (5) year option.
18.	The Florida State sales tax and any similar local tax shall be applicable to the Base Rent, Additional Rent, and the Index Rent, if any, and shall be paid by Tenant and shall be at the rate applicable by state and local law at the time said payments are due, currently six (6%) percent.
19.	Landlord’s name and Address for notices: C. P. O. C. Realty, LLC., c/o Welsh Companies FL., Inc., 2400 Ninth Street North, Suite 101, Naples, FL 34103.

1. DEMISED PREMISES: Landlord leases to Tenant and Tenant rents from Landlord those certain premises more particularly described as 3030 S. Horseshoe Drive, Suites 100-200, Naples, FL 34104 (the “Demised Premises”).

The Demised Premises consists of approximately 10,490 sq. ft., the location of which is graphically shown on Exhibit “A” attached hereto and incorporated herein by virtue of this reference, however the amount of square feet is neither guaranteed or warranted, nor is the lease rental based on such number.

2. LENGTH OF TERM: The term, Commencement Date, and Termination Date of this Lease are set forth in the Schedule of this Lease.

3. BASE RENT:

(a)	The minimum base Rent (also referred to as base rent) during the term of this Lease shall be payable by Tenant in equal monthly. installments on the first day of each month in advance and shall be at the annual rate as follows:

Period	Monthly Base Rent	State Sales Tax at 6%	Total Monthly Base Rent
6/1/01 — 5/31/02	$5,727.22	$343.63	$6,070.85
6/1/02 — 5/31/03	$5,899.04	$353.94	$6,252.98
61//03 — 5/31/04	$6,076.01	$364.56	$6,440.57
6/1/04 — 5/31/05	$6,258.29	$375.50	$6,633.79
6/1/05 — 5/31/06	$6,446.04	$386.76	$6,832.80

(b)	The phrase “Base Rent” shall mean the fixed minimum rent above specified without any, set-offs or deductions whatsoever and without any prior demand being required therefore.

(c)	If the monthly Base Rent is not received by the Landlord by the fifteenth (15th) of each month, Tenant shall pay Landlord a late fee of $100.00 per month that the Base Rent is late.

(d)

Additional Rent, as herein defined, shall be payable by Tenant in equal monthly installments on the first day of each month in advance during the term of the Lease, together with all applicable sales tax. Landlord reasonably estimates that the Additional Rent (exclusive of sales tax) for calendar year 2002 is estimated to be One thousand Six hundred Sixty-nine dollars and Sixty-Six cents ($1,669.66) per month, plus sales tax. However, no warranties or representations are made by Landlord as to the accuracy of this estimate of Additional Rent, which estimate is given to Tenant only for Tenant’s planning purposes. The actual amount of Additional Rent shall be computed as soon as practical following the end of the calendar year, at which time the actual amount of Additional Rent that was due Landlord by Tenant for calendar year 2002 shall be computed. Any amounts still due and owning Landlord for Tenant for Additional Rent for calendar year 2002 shall be paid by Tenant to Landlord within thirty (30) days of Landlord’s demand for same; any overage paid by Tenant to Landlord for Additional Rent for calendar year shall be applied against the Additional Rent liability owed to Landlord by Tenant for calendar year 2003. The same policy will apply to subsequent lease years.

4. ADDITIONAL RENT: In addition to the foregoing Base Rent, all other payments to be made by Tenant shall be deemed to be and shall become Additional Rent hereunder whether or not the same be designated as such; and shall be due and payable upon demand or together with the next succeeding installment of rent, whichever shall first occur; and Landlord shall have the same remedies, for failure to pay the same as for a non-payment of Base Rent. Only after Landlord has provided proper notice to Tenant and the appropriate cure period has expired, Landlord, at its election, shall have the right to pay or do any act which requires the expenditure of any sums of money by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event Landlord shall at its election pay such sums or do such acts requiring the expenditure of monies, Tenant agrees to pay Landlord, upon demand, all such sums, and the sum so paid by Landlord, together with interest thereon, shall be deemed Additional Rent and payable as such.

5. PLACE OF PAYMENTS: All payment required to be paid by Tenant to Landlord shall be delivered to: Landlord’s address as shown on the Schedule on Page 1, without any prior demand for the same.

6. LIMITATIONS OF REPRESENTATIONS: The Demised Premises are leased pursuant to the terms and conditions set forth in this Lease. Neither Landlord nor Landlord’s agents have made any representations, warranties or promises with respect to the Demised Premises, except as set forth in this Lease.

7. TENANT’S INSTALLATIONS AND IMPROVEMENTS: The Landlord shall provide the Demised Premises according to “Exhibit B” at Landlord’s expense. Tenant shall fully equip the Demised Premises with all equipment necessary for the proper operation of Tenant’s business.

After initial delivery of the Demised Premises by the Landlord to the Tenant, Tenant will be responsible for obtaining any building permit required by any controlling governmental authority in connection with Tenant’s Work, and Tenant’s work shall be performed in conformance with all controlling governmental ordinances, laws, statutes, rules and regulations, and in conformance with any building permit issued by the controlling governmental authority. All of Tenant’s work shall be performed pursuant to properly and competently prepared plans and specifications, and by qualified, licensed and insured contractors and subcontractors. Prior to the commencement of any of Tenant’s intended improvements, the Tenant shall submit appropriate plans and specifications to the Landlord. The Tenant shall not make, or have made, any of Tenant’s improvements until such time as the Landlord approves said improvements, however, the Landlord’s approval shall not be unreasonably withheld. Landlord also reserves the right to approve and disapprove, workmanship and construction, and completion of improvements.

Approval of Plans and Specifications for Tenant’s Work: Tenant shall prepare and submit to Landlord, for Landlord’s approval, which shall not be unreasonably withheld, professionally prepared plans and specifications for Tenant’s work, which shall be in such detail as Landlord may reasonably require and shall include all improvements to be constructed by Tenant. Within fifteen (15) days after the plans and specifications are delivered to Landlord, Landlord shall approve or notify Tenant in writing of any objections to same, and if Landlord fails to notify Tenant in writing of its objections within said fifteen (15) day period, Landlord shall be deemed to have approved the plans and specifications. Tenant shall have ten (10) days after receipt of Landlord’s written objections to the detailed plans and specifications to revise same so as to satisfy any reasonable objections of Landlord, and in connection therewith shall be required to incorporate any reasonable changes requested by Landlord. If the parties are unable, in good faith, to resolve any dispute as to the plans and specifications within said ten (10) day period, then Landlord shall have the right to accept Tenant’s Plans and Specifications as previously submitted by Tenant.

Completion. of Tenant’s Work: Upon completion of Tenant’s Work, Tenant shall obtain lien waivers for all contractor, subcontractors and suppliers, and Tenant shall provide Landlord with copies of such lien waivers and with any other evidence reasonably required by, and satisfactory to, Landlord that Tenant’s Work has been paid for. It shall also be the sole responsibility of Tenant to obtain a Certificate of Occupancy for any of Tenant’s Work, or other similar document issued by the controlling governmental agency which allows Tenant to open the Demised Premises to the public, and a copy of same shall be provided to Landlord.

Conformance to Codes and Insurance Regulations: Any and all construction, improvements, additions, and modifications made and/or installed by either Landlord or Tenant shall be made or installed to conform to the minimum requirements of the insurance service office of the state having jurisdiction, insuring companies, the National Fire Protection Association, the national Board of Fire Underwriters, and all federal, state and municipal codes. All work will meet or exceed minimum requirements of The Americans with Disabilities Act (ADA) where applicable. Failure to conform to such minimum standards by Tenant shall constitute a default on the part of Tenant and if within twenty (20) days after receipt of a notice of non-conformance, Tenant has not commenced to cure and diligently pursue such curative action to completion, Landlord may declare Tenant in default hereunder.

Tenant Alterations: Tenant agrees not to make any alterations or additions that would materially change the Demised Premises or the appearance of the same from that previously approved by Landlord, nor to install any additional equipment therein without, in each instance, obtaining the prior written consent of Landlord. All alterations and additions to the Demised Premises shall be made in accordance with all applicable laws, and where applicable, Tenant shall be required to obtain all necessary governmental permits prior to commencing. Tenant hereby agrees to indemnify and holds Landlord harmless from all expenses, liens, claims, or damages, to either persons or property or the

Demised Premises, arising out of or resulting from the undertaking, making of, or the existence of such alterations or additions. In the event Tenant, at any time during the Lease Term Removes any of its trade fixtures, any damage caused by such removal shall be repaired.

8. USE OF DEMISED PREMISES: Tenant shall use the Demised Premises for the purposes indicated on the Schedule on page 1 of this Lease and no other. Tenant shall not use or permit or suffer the use of the Demised Premises for any other business or purpose, without the Landlord’s prior consent, which may be withheld.

9. OPERATION OF BUSINESS: Tenant shall (a) conduct its business in the entire Demised Premises; (b) remain open for business during customary business days and hours; (c) keep the Demised Premises and exterior and interior portions of windows, doors and all other glass or plate glass fixtures in a neat, clean and safe condition; (d) neither solicit business nor distribute advertising matter in the parking or other common areas.

10. LAWS, WASTE OR NUISANCE: Tenant shall, at its sole cost and expense; (a) comply with all governmental laws, ordinances, orders and regulations affecting the Demised Premises now in force or which hereafter may be in force; (b) comply with and execute all rules, requirements and regulations of the Board of Fire Underwriters, Landlord’s insurance companies and other organizations establishing insurance rates; (c) not suffer, permit or commit any waste or nuisance; and (d) not conduct any auction, distress, fire or bankruptcy sale.

11. AMERICANS WITH DISABILITIES ACT: With regard to any future construction tenant shall, at its sole cost and expense, be responsible for compliance with the Americans with Disabilities Act.

12. SIGNS, AWNINGS AND CANOPIES: The Tenant shall not place or suffer to be placed or maintain any sign, awning or canopy in, upon or outside the Demised Premises or in the Building or within a half mile of the Building; nor shall Tenant place in the display windows any sign, decoration, lettering or advertising matter or other thing of any kind without first obtaining Landlord’s written approval and consent in each instance. Tenant shall maintain any such sign or other installation as may be approved in good condition and repair.

13. ASSIGNMENT AND SUBLETTING: Tenant shall first obtain the written consent of Landlord, which may not be unreasonably withheld by Landlord, in the exercise of Landlord’s discretion. No assignment, shall relieve or discharge the Tenant from its obligations hereunder. The Tenant shall not sublet the Demised Premises without Landlord’s consent.

14. REPAIRS: Landlord shall not be required to make any repairs or improvements of any kind upon the Demised Premises except for necessary exterior structural repairs and those repairs which relate to the common facilities and common property. Tenant shall, at its sole cost and expense, take good care of and make necessary repairs and replacements, structural and otherwise, to the interior of the Demised Premises and the fixtures and equipment therein and appurtenances thereto, including the exterior and interior windows, doors and entrances, sidewalks, fronts, signs, floor coverings, interior walls, columns and partitions.

15. TENANT’S FAILURE TO REPAIR: If Tenant (a) refuses or neglects to make repairs, or (b) if Landlord is required to make exterior or structural repairs by reason of Tenant’s negligent acts or omissions, Landlord shall have the right, but shall not be obligated, to make such repairs on behalf of and for the account of Tenant. In such event, such work shall be paid by Tenant as Additional Rent promptly upon receipt of a bill thereof.

16. CONSTRUCTION LIENS: Should any construction or other liens be filed against the Demised Premises or any part thereof for any reason whatsoever by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled and discharged of record by bond or otherwise upon reasonable notice by Landlord. In the event Tenant does not cause the same to be canceled and discharged within ten (10) days of receipt of said notice, Landlord may cause the same to be canceled and discharged and Tenant shall be responsible to pay Landlord all reasonable costs and expenses incurred to discharge said lien together with interest at the maximum allowable rate.

17. UTILITY CHARGES: Landlord shall not be liable in the event of any interruption in the supply of any utilities. Tenant agrees that it will not install any equipment which will exceed or overload the capacity of any utility facilities and that if any equipment installed by Tenant shall require additional utility facilities, the same will be installed at Tenant’s expense in accordance with plans and specifications to be approved in writing by Landlord. Tenant shall be solely responsible for and shall promptly pay all charges for use of consumption for electricity, unless such charges are a part of the common expenses as described herein. Tenant agrees to purchase and pay for water and sewer.

18. TAXES: Landlord shall pay all real property taxes which may be levied or assessed by any lawful authority against the land, the Building, and improvements in the Building. Tenant shall pay as Additional Rent, within ten (10) days after a demand is made by the Landlord, its proportionate share of any real property taxes, levied or assessed and its proportionate share of any other charges or levies made by any lawful authority against the land and improvements of the Building. If taxes are paid in arrears, the Landlord shall have the right to collect such funds in advance, on a monthly basis, during the Lease year based upon last year’s taxes or some other reasonable method of calculating what such taxes shall be.

The proportion to be paid is based upon Tenant’s proportionate share of the Building as set forth in the Schedule on Page 1 of this Lease. The Tenant’s share of taxes shall be collected as Additional Rent in advance in equal monthly installments, the amount of which shall be computed by the Landlord based upon his reasonable calculation of the taxes that will be owed for the property when such taxes are payable.

If the total of such monthly remittances is greater than the Additional Rent due hereunder for the tax year, Tenant may credit the difference against the next installment of Additional Rent due to Landlord hereunder. If the total of such remittances is less than the Additional Rent due for such tax year, Tenant shall pay the difference to Landlord at the time that Landlord provides a certification that explains the additional amount due.

Tenant shall pay all assessments and all taxes levied on its own personal property. Tenant shall further pay, as Additional Rent, any tax that may be levied, or assessed upon the rent payable hereunder by any governmental authority acting under any present or future laws. However, such obligation shall not include the Landlord’s obligation to pay income tax. Tenant shall not have the right to make application for or to bring proceedings related to the assessed valuation of any land or building in the Building.

19. MAINTENANCE OF COMMON AREAS: All common areas and other facilities in or about the Building provided by Landlord shall be subject to the exclusive control and management of Landlord. Landlord shall have the right to change the area, level, location and arrangement of parking areas and other facilities; to restrict parking by Tenants, their officers, agents and employees; to close all or any portion of said areas or facilities to such extent as may be legally sufficient to prevent a dedication therein or the accrual of any right to any person or the public therein; to close temporarily all or any portion of the parking areas or facilities to discourage non-customer parking. Landlord shall operate and maintain the common facilities in such manner as Landlord in its discretion shall determine; but in all times in a manner befitting a first class business location, and Landlord shall have full right and authority to employ and discharge all personnel with respect thereto.

20. COMMON AREA MAINTENANCE COSTS AS ADDITIONAL RENT: Tenant, as Additional Rent, agrees to pay to Landlord, without offset of deduction, in equal monthly installments on the first day of each and every calendar month during the term hereof (pro-rata for that portion of the calendar month in which the term hereof shall commence, if such portion is shorter than a full month) as its share of the cost to Landlord of keeping and maintaining the parking areas and other common facilities, as set forth herein, an annual amount equal to (a) Tenant’s pro-rata share as defined hereinafter of all costs and expenses of every kind and nature as may be paid or incurred by Landlord during the Lease Term (including appropriate reserves) in operating, managing, equipping, lighting, repairing, replacing and maintaining the common areas, parking areas, common facilities and related services, and in policing the Building and affording protection thereof against fire and other natural disasters (if and to the extent that such policing and/or fire protection is provided) as determined in accordance with generally accepted accounting principles and allocated to any particular fiscal year on the accrual method of accounting.

21. INSURANCE COSTS AND ADDITIONAL RENT:

Landlord’s Insurance. Landlord shall procure and maintain throughout the term of this Lease, a special perils insurance policy which shall insure the Building for losses caused by. fire, windstorm, and flood. However, the parties recognize that flood insurance will not be available through a commercial carrier if the property is within an area designated by the Secretary of Housing and Urban Development as having special flood hazards. In that case, i.e., where commercial flood insurance is not available, Landlord shall also procure and maintain throughout the term of the Lease flood insurance on the Building in accordance with Title 44, Code of Federal Regulations and Title 42, United States Code. The Landlord shall also maintain liability insurance in commercially reasonable amounts. Tenant agrees to pay its pro rata share of the cost of all such insurance coverage as a part of its Additional Rent. Tenant agrees that it will not keep, use, sell, or offer for sale, in or upon the Demised Premises, any article which may be prohibited by the Landlord’s insurance policy. In the event, there is an increase in the premium charged by the insuring company or its authorized agent as a result of Tenant’s use or occupancy of the Demised Premises, Tenant shall pay upon demand the increase in the premium.

Tenant’s Insurance. Tenant shall, during the Lease Term, at its sole cost, risk and obligation, keep in full force and effect a policy of public liability and property damage insurance with respect to the Demised Premises, and the business conducted by Tenant and any subtenants of Tenant in the Demised Premises, in which the limits of public liability and property damage insurance shall be not less than One Million Dollars ($1,000,000.00) combined single limit. Tenant shall also carry fire and extended coverage insurance which shall cover loss and damage caused by fire, tornadoes, hurricanes, and any other natural disaster for the full replacement value of all improvements, alterations, additions and partitions whether made or installed by Landlord or Tenant in the Demised Premises; Tenant’s personal property including, but not limited to, inventory, trade fixtures, equipment, furnishings and other personal property together with insurance against sprinkler damage, vandalism, theft and malicious mischief; and any and all other coverage which Tenant desires to carry or is required to carry by law. The Tenant’s liability policy and casualty policy shall include Landlord, and any persons, firms or business entities having an insurable interest designated by Landlord from time to time, as additional insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord thirty (30) days prior written notice. The insurance shall be in an insurance company licensed to do business in the State of Florida and approved by Landlord. A copy of the policy or certificate of insurance shall be delivered to Landlord prior to delivery of possession of the Demised Premises to Tenant and thereafter within thirty (30) days prior to the expiration of the term of each said policy. If Tenant fails to furnish Landlord with a copy of any insurance policy required to be furnished by Tenant to Landlord when due and such failure continues for ten (10) days after written notice from Landlord, Landlord may assess and collect an administrative fee of Twenty-Five and 001100 Dollars ($25.00) for each day such policy or certificate has not been received in the office of Landlord at the close of each business day. Additionally, if Tenant refuses or neglects to secure and maintain insurance policies complying with the provisions of this Paragraph, Landlord may, but shall not be required to, secure and maintain such insurance policies and Tenant shall pay the cost thereof to Landlord, upon demand.

Indemnification of Landlord. Tenant shall indemnify Landlord and Landlord’s agents and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Demised Premises, by reason of the occupancy or use by Tenant of the Demised Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, tenants or concessionaires. In the event Landlord and/or its agents shall, without fault on their part, be made party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord and/or its agents harmless and shall pay all costs, expenses and reasonable attorney fees that may be incurred or paid by Landlord and/or its agents in connection with such litigation.

Limitation on Landlord’s Liability. Landlord and Landlord’s agent and employees shall not be liable to Tenant or to anyone claiming under Tenant for damage to person or property resulting from (a) equipment or appurtenances becoming out of repair; (b) Tenant’s failure to keep the Demised Premises in repair; (c) any defect in or failure of the sprinkler system, plumbing, heating or air conditioning equipment, electric wiring or installation thereof, gas, water, steam, pipes, stairs, porches, railings, or walks; (d) broken glass; (e) the backing up of any sewer pipe or downspout; (f) the bursting, leaking or running over of any tank, tub, washstand, water closet, waste pipe, drain, or any other pipe or tank, in or upon the Building or Demised Premises, or noxious odors resulting therefrom, or the escape of steam or hot water; (g) water, or ice being upon or coming through the roof, skylight, trap door, stairs, walks or any other place upon or near the Building or Demised Premises or otherwise; (h) the falling of any fixtures, plaster, or stucco; (i) any act, omission, or negligence of co-tenants or other persons or occupants of the Building or of adjoining or contiguous buildings or of owners of adjacent or contiguous property of Landlord; and (t) any act which might be considered directly caused by rodents, insects, bugs, or pests in general. Landlord agrees that Landlord and Landlord’s agents shall be responsible, however, for their gross negligent acts hereunder, but only to the extent that any such damage or liability is not covered by perils against which Tenant is required by this Lease to insure.

Mutual Waiver of Subrogation. The fire and extended coverage insurance policies carried by the Landlord to insure the Building and by the Tenant to insure its fixtures and personal property located in the Demised Premises shall each include or permit a waiver of all rights of subrogation as set forth below. Each of the parties (to the extent of the coverage provided by the respective insurance policies carried by such party) agrees to and does hereby waive all rights of recovery and causes of action against the other and all persons claiming through or under such other party, byway of subrogation or otherwise for any damage to the Building or Demised Premises, or the personal property, as the case may be, caused by any of the perils covered by such fire and extended coverage insurance policies (as now or hereafter constituted), notwithstanding that any such damage or destruction may be due to the negligence of such other party or of the persons claiming through or under such other party.

Landlord’s Right to Pay Premiums on Behalf of Tenant. All of the policies of insurance which the Tenant is required to maintain shall be written in form satisfactory to Landlord and by insurance companies satisfactory to Landlord. All such insurance policies shall expressly waive any right of subrogation of the insurer against Landlord and the holder of any mortgages encumbering the Demised Premises. Tenant shall pay all of the premiums therefor and deliver such policies, or certificates thereof, to Landlord; and, in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor or to deliver such policies, or certificates thereof, to Landlord, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable to Landlord with the next installment of rental, failure to repay the same carrying with it the same consequence as failure to pay any installment of rental. The insurance policy or policies required hereunder shall name Landlord and Tenant as insureds as their interests may appear, and each insurer shall agree by endorsement on the policy or policies issued by it or by independent instrument furnished to Landlord that it will give Landlord thirty (30) days written notice before the policy or policies in question shall be altered or canceled. Landlord agrees that it will not unreasonably withhold its approval as to the form or to the insurance companies selected by Tenant. The insurer of any policies required hereunder shall be qualified to do business in the State of Florida and shall have a “Best” rating of A or better.

Definition of Full Replacement Value. The term “full replacement value” of improvements as used herein shall mean the actual replacement cost thereof from time to time.

22. DESTRUCTION: If the Demised Premises shall be partially damaged by any casualty insurable under the Landlord’s insurance policy, Landlord shall, upon receipt of the insurance proceeds, repair the same and the Base Rent shall be abated proportionately as to that portion of the Demised Premises rendered untenantable. If the Demised Premises (a) by reason of such occurrence is rendered wholly untenantable or (b) should be damaged as a result of a risk which is not covered by Landlord’s insurance or (c) should be damaged in whole or in part during the last year of the term or of any renewal term hereof, or (d) the building of which it is a part, whether the Demised Premises is damaged or not or all of the building which then comprise the Building should be damaged to the extent of fifty (50%) percent or more of the then monetary value thereof, or (e) if any or all of the buildings or common areas of the Building cannot in the reasonable judgment of Landlord be operated as an integral unit, then or in any of such events, either Landlord or Tenant may cancel this Lease by notice of cancellation within ninety (90) days after such event and thereupon this Lease shall expire, and Tenant shall vacate and surrender the Demised Premises to Landlord. Tenant’s liability for rent upon the termination of this Lease shall cease as of the day following the event or damage. The foregoing provisions notwithstanding, Tenant shall not have the right to cancel this Lease in the event of such destruction if Landlord shall notify Tenant within sixty (60) days after such event that Landlord intends to rebuild the Demised Premises to its condition prior to such destruction, and shall completely restore the building to a tenantable condition within 180 days after Landlord notifies Tenant of its intention to rebuild the Demised Premises to its condition prior to such destruction. In the event Landlord elects to repair the damage any abatement of rent shall end five (5) days after notice by Landlord to Tenant that the Demised Premises have been repaired. If any damage is caused by the negligence of Tenant or its employees, the damages shall be repaired by Landlord, upon receipt of the insurance proceeds, but there shall be no abatement of rent.

23. CONDEMNATION:

Total. If the whole of the Demised Premises shall be acquired or taken by eminent domain for any public or quasi-public use or purpose then this Lease and the term herein shall cease and terminate as of the date of title vesting in such proceeding.

Partial. If any part of the Demised Premises shall be taken as aforesaid, and such partial taking shall render that portion not so taken unsuitable for the business of Tenant, in the reasonable judgment of Tenant, then this Lease and the term herein shall cease and terminate as aforesaid. If such partial taking is not extensive enough to render the

Demised Premises unsuitable for the business of Tenant, in the reasonable judgment of Tenant, then this Lease shall continue in effect except that the Base Rent shall be reduced in the same proportion that the floor area of the Demised Premises taken bears to the original floor area demised and Landlord shall, upon receipt of the award in condemnation, make all necessary repair or alterations to the building in which the Demised Premises are located so as to constitute the portion of the building not taken a complete architectural unit, but such work shall not exceed the scope of the work to be done by Landlord in originally constructing said building, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as damages for the part of the Demised Premises so taken. In no instance shall the cost exceed the total amount of the condemnation award excluding the legal and related costs of the condemnation. “Amount received by Landlord” shall mean that part of the award in condemnation which is free and clear to Landlord of any collection by mortgages for the value of the diminished fee. If more than twenty (20%) percent of the floor area of the building in which the Demised Premises are located shall be taken as aforesaid, either Tenant or Landlord may, by written notice to the other party, terminate this Lease, such termination to be effective as aforesaid. If this Lease is terminated as provided in this paragraph, the rent shall be paid up to the day of title vesting in such public authority and Landlord shall make an equitable refund of any rent paid by Tenant in advance. Tenant shall have the right to claim from condemnor but not from Landlord such compensation as may be recoverable by Tenant in its own right for diminution in value of its Leasehold interest and for damage to Tenant’s business, fixtures and improvements installed by Tenant at its own expense.

24. DEFAULT: Tenant shall be deemed in default hereunder in the event Tenant fails to keep and perform any of its covenants or obligations hereunder. In the event of any breach of this Lease by Tenant, Landlord, in addition to the other rights or remedies it may have, shall have the immediate right of re-entry and may remove all persons and property from the Demised Premises; and such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. Should Landlord elect to re-enter as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may either terminate this Lease or may from time to time, without terminating this Lease, re-let the Demised Premises or any part thereof for such term or terms (which may be for a term extending beyond the Lease Term) and at such rental or rentals and on such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Demised Premises. On each such re-letting (a) Tenant shall be immediately liable to pay to Landlord, in addition to any indebtedness other than rent due hereunder, the expenses of such re-letting and repairs incurred by Landlord; and the amount, if any, by which the rent in this instant Lease for the period of such re-letting (up to but not beyond the Lease Term) exceeds the amount agreed to be paid as rent for the Demised Premises for such period on such re-letting; or (b) at the option of Landlord, rents received by Landlord from such re-letting shall be applied first to the payment of any indebtedness, other than rent due hereunder from Tenant to Landlord; second, to the payment of any expenses of such re-letting and of such repairs; third, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If, after the application of rent amounts received from re-renting, there is a deficit, the Tenant shall be liable for said deficit. Such deficiency shall be calculated and due and payable in full immediately upon Landlord’s demand. No such re-entry or taking possession of the Demised Premises by Landlord shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. In the event the Landlord is unable to re-rent the Demised Premises, the Tenant shall remain wholly liable for all rental and other obligations provided for herein.

25. ACCESS TO DEMISED PREMISES: Landlord shall have the right to place, maintain and repair all utility equipment of any kind in, upon and under the Demised Premises as may be necessary for the servicing of the Demised Premises and other portions of the Building. Landlord shall also have the right to enter the Demised Premises during regular business hours to inspect or to exhibit the same to prospective purchasers, mortgagees, tenants and to make such repairs, additions, alterations or improvements as Landlord may deem desirable, but in no event shall Landlord take any action not in accordance with Tenant’s reasonable security procedures. Landlord shall be allowed to take all reasonable material in, to and upon said Demised Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part and the rents reserved shall in no way abate while said work is in progress by reason of loss or interruption of Tenant’s business. The provisions of this paragraph shall in no way be construed to impose upon Landlord any obligation whatsoever for the maintenance or repair of the building or any part thereof except as otherwise herein specifically provided. During the sixty (60) days prior to the expiration of this Lease or any renewal term, Landlord may place upon the Demised Premises “For Lease” signs which Tenant shall permit to remain thereon.

26. SUBORDINATION: Tenant agrees that its Lease Interest is subordinate to the lien of any mortgage, ground lease or any other method of financing or refinancing now or hereafter placed against the Building, the land and/or the Demised Premises and to any and all advances made or to be made thereunder and to all renewals, replacements, consolidations and extensions thereof. This paragraph shall be self operative and no further instrument of subordination shall be required, however, if requested, the Tenant shall execute and deliver to Landlord, a signed subordination of its Lease to any particular mortgagee that is encumbering the property.

27. LANDLORD’S LIABILITY: Tenant shall look solely to the estate and property of the Landlord in the land and improvements comprising the Building for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants, and conditions of this Lease to be observed and/or performed by Landlord, and no other property or assets of the Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies.

28. QUIET ENJOYMENT: Tenant, upon paying the rents, and performing all of the terms on its part to be performed, shall peaceably and quietly enjoy the Demised Premises subject, nevertheless, to the terms of this Lease and to any mortgage, ground lease or agreements to which the Lease is subordinated.

29. FORCE MAJEURE: Landlord and Tenant shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from so doing by cause or causes beyond Landlord’s control which shall include, without limitation, all labor disputes, civil commotion, war, war-like operations, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material services or financing or reason of any other acts of God.

30. END OF TERM: At the expiration of this Lease, Tenant shall surrender the Demised Premises in the same condition as it was in upon delivery of possession thereto under this Lease, reasonable wear and tear excepted, and shall deliver all keys to Landlord. Before surrendering said Demised Premises, Tenant shall remove all its personal property, fixtures, alterations, additions and decorations, and shall repair any damage caused thereby. Tenant’s obligations to perform this provision shall survive the end of the term of this Lease. If Tenant fails to remove its property upon the expiration of this Lease, the said property shall be deemed abandoned and shall become the property of Landlord.

31. HOLDING OVER: If the Tenant remains in the Demised Premises beyond the expiration of this Lease, such holding over shall not be deemed to create any tenancy, but the Tenant shall be a “Tenant at Sufferance” only at a daily rate equal to twice the rent and other charges under this Lease.

32. NO WAIVER: Failure of Landlord to insist upon the strict performance of any provision or to exercise any option or any rules and regulations shall not be construed as a waiver for the future of any such provision, rule or option. The receipt by Landlord of rent with knowledge of the breach of any provision of this Lease shall not be deemed as waiver of such breach. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent shall be deemed to be other than on account of the earliest rent then unpaid nor shall any endorsement or statement or any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided, and no waiver by Landlord in respect to one Tenant shall constitute a waiver in favor of any other Tenant in the Building.

33. NOTICES: Any notice, demand, request or other instrument which may be or are required to be given under this Lease shall be delivered in person or sent by United States Certified or Registered Mail, postage prepaid, and shall be addressed as set forth on the Schedule on Page 1 of this Lease. Either party may designate such other address as shall be given by written notice.

34. RECORDING: Tenant shall not record this Lease or a memorandum thereof without the written consent of Landlord.

35. PARTIAL INVALIDITY: If any provision of this Lease or application thereof to any persons or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

36. BROKER’S COMMISSIONS: Tenant represents and warrants that there are no claims for brokerage commissions or finder’s fees in connection with ~~Welsh Companies FL., Inc. and~~ the execution of this Lease, except ~~as listed~~ to Welsh Companies, Fl, Inc., and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from any such claim, including cost of counsel fees, except as set forth in the Schedule on Page 1 of this Lease.

37. PROVISIONS BINDING, ETC.: Except as otherwise expressly provided, all provisions herein shall be binding upon and shall inure to the benefit of the parties, their legal representatives successors and assigns. Each provision to be performed by Tenant shall be construed to be both a covenant and a condition, and if there shall be more than one Tenant, they shall all be bound, jointly and severally, by these provisions.

38. SALE BY LANDLORD: In the event of sale or conveyance or transfer by Landlord of its interest in the Project or in the Building or in this Lease, the same shall operate to release Landlord from any future obligations and any future liability for or under any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event, and with respect to such obligations, covenants and conditions, Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease. This Lease shall not be affected by any such sale, conveyance or transfer.

39. ESTOPPEL CERTIFICATE: Landlord shall, at the request of Tenant and Tenant shall at the request of Landlord at any time and from time to time upon not less than ten (10) days’ prior written notice, execute, acknowledge in recordable form, and deliver to the other, or for the Tenant to its auditor or a prospective purchaser of its business or assets, or to its assignee or subtenant if acceptable to Landlord, or for the Landlord to Landlord’s mortgagee, auditors or a prospective purchaser of the Project or any part thereof, a certificate stating that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), and the dates to which the Rent and other charges are paid, and that Tenant is paying Rent on a current basis with no offsets or claims, and there are not, to Tenant’s or Landlord’s knowledge, as the case may be, any uncured defaults on the part of Landlord or of Tenant (or specifying such offsets, claims or defaults, if any are claimed). Such certificate may require the party giving it to specify the date of commencement of Rent, the Commencement Date, the Termination Date, the Base Rent, and Additional Rent estimates, the date to which Rent has been paid, whether or not Landlord has completed any improvements required to be made to the Demised Premises and such other matters as may be reasonably requested. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Project or by any ground lessor, or by a purchaser or assignee or lender to Tenant or to auditors of either party hereto or by any other person to whom it is delivered. The failure to deliver such statement within the time required hereunder shall, at the option of the requesting party, be a default under this Lease, or be conclusive evidence, binding upon the nonperforming party that this Lease is in full force and effect, without modification except as may be represented by the requesting party, that there are no uncured defaults by the requesting party and that no more than one (1) month’s Rent has been paid in advance, and the nonperforming party shall be estopped from asserting any defaults known to it at that time.

40. ENTIRE AGREEMENT, ETC.: This Lease and any exhibits and schedules hereto set forth the entire agreement between the parties. Any prior conversations or writings are merged herein and extinguished. No subsequent amendment to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed. Submission of this Lease for examination does not constitute an option for the Demised Premises and becomes effective as a Lease only upon execution and delivery thereof by Landlord to Tenant. If any provision contained in a rider is inconsistent with the printed provision of this Lease, the provision contained in said rider shall supersede said printed provision. The captions appearing herein are inserted only as a matter of convenience an are not intended to define, limit, construe or describe the scope or intent of any paragraph, nor in any way affect this Lease.

41. RULES AND REGULATIONS: Tenant agrees as follows: (a) All deliveries or shipments shall be made only by way of the rear of the Demised Premises or at any other location designated by Landlord, and only at such times designated for such purpose by Landlord; (b) Garbage and refuse shall be kept in the kind of container specified by Landlord and shall be placed at the location designated by Landlord, for collection at the times specified by Landlord; Tenant to pay the cost of removal; (c) No radio, television, phonograph or other similar devices, or aerial attached thereto (inside or outside) shall be installed without first obtaining in each instance the Landlord’s consent in writing, and if such consent be given, no such device shall be used in a manner so as to be heard or seen outside the Demised Premises; (d) the outside area immediately adjoining the Demised Premises shall be kept clean and free from dirt and rubbish by Tenant, and Tenant shall not place, suffer or permit any obstructions in such areas; (e) Tenant shall not use the public or common areas in the Building for business purposes other than parking; (f) Plumbing facilities shall not be used for any other purpose than that for which they are designed; (g) Tenant shall use, at Tenant’s cost, a pest extermination contractor at such intervals as Landlord reasonably may require; (h) Tenant shall not burn trash or garbage in or about the Demised Premises, the Building or within one mile of the outside radius of the Building; (i) Tenant shall not place, suffer or permit displays or decorations on the sidewalks in front of the Demised. Premises or on or upon any of the common areas of the Building; (j) Landlord may amend or add new rules and regulations for the use and care of the Demised Premises, the building of which the Demised Premises are a part, and the common areas and facilities.

42. RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to person who are exposed to it over time. Levels of radon gas that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

43. ZONING ORDINANCES AND RESTRICTIONS: This Lease is subject to all easements and restrictions of record and all zoning ordinances and restrictions and limitations of record regarding the same.

44. ATTORNEYS FEES: If any action at law or in equity shall be brought to recover any rent under this Lease, or for or on account of any breach of, or to enforce or interpret any of the covenants, terms, or conditions of this Lease, or for the recovery of the possession of the Demised Premises, the prevailing party shall be entitled to recover from the other party as part of the prevailing party’s costs all reasonable costs, charges and expenses, including without limitation attorneys’ fees, paralegals’ fees, or other legal costs expended or incurred in connection therewith, at trial and on appeal, the amount of which shall be fixed by the court and shall be made a part of any judgement or decree rendered, including without limitation, all court costs, attorneys’ fees, paralegals’ fees, and other costs incurred in the enforcement of any indemnity hereunder.

45. TIME OF THE ESSENCE: Time is of the essence of this Lease and of each and every covenant, term, condition, and provision hereof.

46. CAPTIONS: The captions appearing under the Section number designations of this Lease are for convenience only and are not a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease.

47. PARTIES DEFINED, USE OF PRONOUN: The word “Tenant” shall be deemed and taken to mean each and every person or party mentioned as Tenant herein, be the same one or more, and if there shall be more than one such person or party, any notice required or permitted by the terms of this Lease may be given by or to any one thereof. The term “Landlord” shall refer only to the current owner of the fee interest in the Demised Premises. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant, and to either corporations, associations, partnerships or individuals, male or female, shall in all instances be assumed as though in each case fully expressed.

48. CONSENT AND APPROVAL: Whenever this Lease specifies that either party has the right of consent or approval if either party shall desire the consent or approval of the other on any matter regarding this. Lease, such consent or approval shall be effective only if in writing and signed by the consenting or approving party.

49. RELATIONSHIP OF PARTIES: Nothing in this Lease shall be deemed or construed so as to create the relationship of principal and agent, partnership, joint venture or of any association between the parties including, but not limited to, the computation of rent, or any other act of the parties, it being understood that the parties’ sole relationship hereunder is that of Landlord and Tenant.

50. LEGAL INTERPRETATION: Landlord and Tenant acknowledge that this Lease was fully and jointly negotiated by the parties hereto and agree that there shall be no presumption that this Lease should be more severely construed against either party because such party may have drafted the particular language being construed.

51. APPLICABLE LAW: This Lease is made in and shall be construed according to the laws of the State of Florida.

52. CORPORATION AS TENANT: In the event the Tenant herein is a corporation, partnership, or limited liability company, simultaneously with the execution of this Lease Tenant shall deliver to Landlord a properly executed corporate resolution authorizing said business entity to enter into this Lease, together with a Certificate of Incumbency for said business entity; and Tenant shall also furnish to Landlord a Certificate a Good Standing from the state of its incorporation, which certificate shall show that said business entity is in good standing under the laws of that state and is duly qualified to conduct business in Florida.

IN WITNESS WHEREOF, the parties have respectively signed and sealed this Lease the day and year first above written.

LANDLORD:
C. P. O. C., Realty, L.L.C.,
an Illinois limited liability corporation
Welsh Companies FL., Inc.,
a Florida corporation, as Manager

/s/ Witness	By:	/s/
Witness #1	Its:	Real Estate Property Manager
	Date:	January 25, 2002

/s/ Witness
Witness #2

TENANT:
Certified Diabetic Services, Inc.

/s/ Witness	By:	/s/ Alan B. Fields
Witness #1	Its:	Vice President
	Date:	January 25, 2001

/s/ Witness
Witness #2

EXHIBIT “A”

SUITES #100 & #200

Diagram

3030 South Horseshoe Drive

COLLIER PARK of COMMERCE

Naples, FL

18